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                                                                   EXHIBIT 10.53


                            FREMONT INDEMNITY COMPANY

                                   QUOTA SHARE
                              REINSURANCE AGREEMENT

                                     between

                            FREMONT INDEMNITY COMPANY

                                   ("Company")

                                       and

                            SCPIE INDEMNITY COMPANY

                                  ("Reinsurer")









Effective:  January 1, 1998





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                       QUOTA SHARE REINSURANCE AGREEMENT


                  THIS QUOTA SHARE REINSURANCE AGREEMENT (this "Agreement") is made and entered into as of this 1st day of January, 1998 (the "Closing Date"), by and between FREMONT INDEMNITY COMPANY, a California domiciled insurance company ("Company"), and SCPIE Indemnity Company, a California domiciled insurance company ("Reinsurer").

                                    AGREEMENT

ARTICLE 1.  DEFINITIONS

         A. "Allocated Loss Expense" means all expenses (except for salaries, benefits and traveling expenses of Company's directors, officers, or employees office expenses, overhead or other fixed expenses of Company) relating to the adjustment of claims on business covered including appellate expenses, monitoring expenses, and expenses and fees associated with policy coverage and declaratory judgment actions, prejudgment and postjudgment interest, and legal expenses and costs associated with extra-contractual obligations and Loss in Excess of Limits.

         B. "Business Covered" means all liability insurance policies (including all binders contracts, endorsements, supplements, riders and ancillary agreements thereto) which (i) were issued by Company for medical malpractice, healthcare provider and healthcare facility liability insurance policies (the "Coverages") for inception or renewal in the jurisdictions listed on Schedule 1 attached hereto (the "Covered States") prior to 12:01 a.m. on the Closing Date and (ii) are issued by Company for the Coverages through SCPIE Management Company and SCPIE Insurance Services, Inc. (collectively, the "Manager"), pursuant to that certain Program Manager Agreement between SCPIE Management Company, SCPIE Insurance Services, Inc. and Company of even date herewith (the "Program Manager Agreement") for inception or renewal in the Covered States on or after 12:01 a.m. on the Closing Date. The Subject Policies (as hereinafter defined) reinsured hereunder shall, upon satisfaction of all applicable legal and regulatory requirements, be assumed by Reinsurer pursuant to the terms of that certain Assumption Reinsurance Agreement of even date herewith between Company and American Healthcare Indemnity Company ("AHIC," and such agreement, the "Assumption Reinsurance Agreement").

         C. "Extra contractual obligations" means any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Limits, together with any legal costs and expenses incurred in connection therewith, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee, or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under the policy insured. an Extra-Contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy that gives rise to the Extra-Contractual obligation.

         D. "Gross Net Written Premium" means gross written premiums received by Company on Subject Policies, less returns and refunds thereon, less premiums paid on Reinsurance Agreements (as defined in Article VII).


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         E. "Loss in Excess of Limits" means any amount of loss, together with any legal costs and expenses incurred in connection therewith, paid or payable by the company in excess of its policy limits, but otherwise within the coverage terms of the policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within the policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare and prosecute an appeal consequent upon such an action.

         F. "SAP" means Statutory Accounting Principles permitted or prescribed by the California Department of Insurance.

         G. "Subject Policy" or "Subject Policies" means any policy that is Business Covered.

         H. "Ultimate Net Loss" means 100% of the amounts paid or payable in defense and/or settlement of loss or liability under the Subject Policies, including all Allocated Loss Adjustment Expense, Unallocated Loss Adjustment Expense, Loss in Excess of Limits and Extra-Contractual Obligations.

         I. "Unallocated Loss Adjustment Expense" means the unallocated loss adjustment expenses as calculated for purposes of SAP and in accordance with
Schedule 2, if applicable.

ARTICLE II.  REINSURANCE COVERAGE

         With respect to Business Covered, Company shall cede and Reinsurer shall accept 100% of Company's Ultimate Net Loss each and every loss on each and every Subject Policy.


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         Except as expressly provided otherwise in this Agreement, the reinsurance coverage of this Agreement shall be subject to the same terms, limits, conditions, and endorsements of the Subject Policies and to all interpretations, modifications, waivers, and alterations thereto.

ARTICLE III. EXCLUSIONS

         This Agreement does not apply to (i) any workers' compensation or other insurance issued by Company to any account other than the Business Covered, or
(ii) any liability of Company for Loss in Excess of Limits, Extra-Contractual Obligations and associated Allocated Loss Adjustment Expense arising out of or related to acts, omissions or occurrences prior to the Closing, with respect to medical malpractice and related liability policies, contracts and binders of insurance included in the Business Covered.




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ARTICLE IV.  TERM AND TERMINATION

        This Agreement shall commence at 12.01 a.m. Pacific Standard Time on the Closing Date at the location of the risk and shall continue until THE EARLIER TO OCCUR OF (i) with respect to a jurisdiction, the date all "Required Approvals" and "Required Licenses" (as such terms are defined in Section 1.2 of the Assumption Reinsurance Agreement) have been obtained by AHIC, or (ii)
December 31, 1998.

        In the event of termination, reinsurance coverage shall remain in force and Reinsurer shall remain liable to Company for all losses, including losses with a date of loss after the date of termination of this Agreement, on all Subject Policies in force at the date of termination until their natural expiration plus odd time and/or any run-off provision or any extended reporting period option or any discovery period contained in the subject original policies.

         However, should any of the Subject Policies to which this Agreement applies be extended, continued or renewed due to regulatory, or other legal restrictions, this Agreement shall automatically continue to provide reinsurance coverage until that Business Covered is actually terminated by Company.

         Alternatively, if mutually agreed between Company and Reinsurer, coverage under this Agreement may be terminated by "cut-off" as respects Business Covered in force as of the date of termination and in that event Reinsurer shall not be responsible to Company for losses or any portion thereof with a date of loss on or after the termination date and Reinsurer will return, within thirty (30) days of Company's notice, the unearned reinsurance premium reserve in respect of the Business Covered in U. S. currency in that amount net of any applicable ceding commission thereon. In the event this clause is applicable and a loss covered under this Agreement has commenced, the entire loss covered under the policy to which this Agreement originally attached shall be covered under this Agreement regardless of the number of dates of loss that may be involved with that occurrence/accident resulting in said loss; provided however, that notwithstanding the foregoing provisions of this Article IV, as to any policy assumed by AHIC pursuant to the Assumption Reinsurance Agreement, this reinsurance shall automatically terminate on a cut-off basis and all SAP reserves with respect to such policy (the "Assumed Policy SPA Reserve") shall be paid to Company by Reinsurer.

ARTICLE V.  REINSURANCE PREMIUM

        As reinsurance premium, Company shall pay Reinsurer 100% of Company's Gross Net Written Premium actually received by Company on Business Covered on premiums written on or after the closing date (the "Reinsurance Premium").

ARTICLE VI. LOSS PORTFOLIO TRANSFER

        Company shall transfer to Reinsurer on the business day before the Closing Date cash and/or U.S. Treasuries with a fair market value equal to the reserves for the losses, Allocated Loss Adjustment Expenses, Unallocated Loss Adjustment Expenses, unearned premium, contingent commissions, contingent reinsurance premiums and retrospective premiums and any other reserves for liabilities under the Subject Policies issued prior to 12:01 a.m. Pacific Standard Time on the Closing Date (the "Reserves"), all as identified in
Schedule 2 and determined in accordance with the actuarial methods and directions set forth in such schedule (the "Transfer Amount").

        Prior to January 1, 1998, Company shall prepare an estimate of the Transfer Amount based on reserve summaries and policy information expected as of the Closing Date (the "Estimated Transfer Amount"). Company shall then remit to Reinsurer, on the business day preceding the Closing Date, cash or U.S. Treasuries in an amount equal to the Estimated Transfer Amount, together with a schedule of the Subject Policies (Schedule 3). In consideration of the transactions under the Agreement, Reinsurer shall concurrently pay to Company on the business day preceding the Closing Date a cash commission in accordance with Section 2.5 of that certain Asset Purchase Agreement dated as of December 18, 1997, between Company and American Healthcare Indemnity Company (the
"Asset Purchase Agreement").

         On or about January 31, 1998, or as soon thereafter as practicable, Company shall prepare a final schedule of Subject Policies (Schedule 3) and a final schedule of reserves and related liabilities, along with a final determination of the Transfer Amount, all calculated as of the Closing Date (the "Final Transfer Amount"). If the Final Transfer Amount is greater than the Estimated Transfer Amount, Company shall then remit to Reinsurer cash equal to the difference between the Final Transfer Amount and the Estimated Transfer Amount. If the Final Transfer Amount is less than the Estimated Transfer Amount, Reinsurer shall then remit to Company cash equal to the difference between the Estimated Transfer Amount and the Final Transfer Amount. Any dispute which may arise between Company and Reinsurer as to the Final Transfer Amount calculation shall be resolved in the following manner:

          (a) Reinsurer, if it disputes the Final Transfer Amount calculation, shall notify Company shall notify Company in writing within fifteen days (15) days after its receipt thereof that Reinsurer disputes such calculation; such notice shall specify in reasonable detail the nature of the dispute;

          (b) during the fifteen (15) day period following the date of such notice, Company and Reinsurer shall attempt to resolve such dispute and to determine the appropriateness of the Final Transfer Amount calculation; and

          (c) if at the end of the fifteen (15) day period specified in subsection (b) above, Company and Reinsurer shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to an independent certified public accountant (the "Arbitrator") to be mutually agreed upon by Company and Reinsurer, who shall act as an arbitrator and shall issue its report as to the Final Transfer Amount calculation within sixty (60) days after such dispute is referred to the Arbitrator. The Arbitrator shall be permitted access to all books and records necessary to resolve any such dispute. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Company and Reinsurer. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

ARTICLE VII. ASSIGNMENT OF CEDED REINSURANCE AGREEMENTS

     As of the Closing Date, Company hereby transfers, sets over, assigns and conveys all of its right and obligations of any nature whatsoever under any reinsurance cover note, binder, slip, contract, agreement, treaty or certificate, retrocession agreement, stop loss agreement or other instrument of reinsurance ceded by Company in respect of any of the Subject Policies, including without limitation, the reinsurance arrangements set forth on
Schedule 4 hereof (such reinsurance agreements being hereinafter collectively referred to as the "Reinsurance Agreements"). Reinsurer hereby accepts such conveyance, transfer and assignment of Company's rights under the Reinsurance Agreements and assumes all of Company's obligations under the Reinsurance Agreements arising after the date hereof. As soon as practicable after the Closing Date, Company shall use commercially reasonable efforts to cause all of the Reinsurance Agreements to be endorsed to substitute Reinsurer for Company as the cedent, effective as of the Closing Date.

     The assignment and assumption of the Reinsurance Agreements effected by this Article VII shall be effective only if and to the extent that such assignment and assumption shall preserve fully the obligations of the reinsurers thereunder in respect of the Subject Policies. To the extent that less than all of Company's rights and obligations under the Reinsurance Agreements are so assigned to and assumed by Reinsurer pursuant to the foregoing sentence, (i) after the Closing Date Reinsurer shall be responsible for the payment of all premiums and other considerations required to be paid by Company in respect of any of the Reinsurance Agreements, whether or not fully assigned and assumed pursuant to the terms of this Article VII; (ii) all reinsurance recoveries attributable to any of the Subject Policies with the exception of reinsurance recoveries attributable to that claim described in
Schedule 5 attached hereto (the "Gillespie Claim") ceded hereunder are assigned and shall accrue to the benefit of Reinsurer hereunder by operation of this
Article VII and shall, upon receipt thereof by Company, be paid promptly thereby to Reinsurer upon and in accordance with its direction; and (iii) such assignment and assumption shall be effective at such times as the assignment and assumption may be effected while preserving fully the obligations of the reinsurer under the respective Reinsurance Agreement.

     Company shall forward to Reinsurer any funds collected from reinsurers with respect to any Reinsurance Agreements except for any such amounts pertaining to the Gillespie Claim; provided however, that Reinsurer assumes all risk of non-payment of such amounts.

     To the extent necessary to effect transfer of any Reinsurance Agreement, Company hereby appoints Reinsurer as attorney-in-fact for Company to act for and on behalf of Company with respect to letters of credit, trust funds and other security mechanisms outstanding for the benefit of Company under the Reinsurance Agreements. Each of Company and Reinsurer shall use commercially reasonable efforts, to the extent deemed reasonably necessary by Reinsurer, to cause the reinsurers under the Reinsurance Agreements to provide replacement letters of credit, trust funds or other security mechanisms, as applicable, naming Reinsurer as the beneficiary thereof in amounts and with terms substantially similar to those currently provided by such reinsurers for the benefit of the Company.

ARTICLE VIII. CEDING COMMISSION

     Reinsurer shall allow Company a ceding commission on gross premiums written on the Business Covered on or after 12:01 a.m. Pacific Standard Time on the Closing Date equal to premium taxes plus (i) 100% of assessments from guarantee funds, insolvency funds and any other type of assessment imposed on Company associated with such premiums and (ii) broker commissions and all other expenses due Manager on Company business under Article VII of the Program Manager Agreement.
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ARTICLE IX.  REPORTS AND REMITTANCES

         Company shall furnish a quarterly bordereau to Reinsurer within fifteen (15) days after the end of each quarter on formats mutually acceptable to Company and Reinsurer indicating as respects each subject policy:

           a)     Insured's name;
           b)     Policy number;
           c)     Effective date and term;
           d)     Limit of liability;
           e)     Policy premium;
           f) Premium applicable to this reinsurance including additional and return or refund premiums; and

an account summarizing Reinsurance Premium ceded under this Agreement, return and refund premium, ceding commission allowed pursuant to Article VIII hereof, paid Ultimate Net Loss, and the net balance. The parties hereto agree and acknowledge that the responsibility for preparation of the bordereau is with Manager pursuant to the Program Manager Agreement. Company shall make a good-faith effort to furnish the quarterly bordereau to Reinsurer upon receipt.

The balance due either party as indicated by the aforesaid net balance, shall be remitted to the other party within fifteen (15) days following Reinsurer's receipt of the quarterly bordereau.

ARTICLE X.  OFFSET

         All amounts due either Company or Reinsurer, whether by reason of premium, commission, loss or Ultimate Net Loss or Allocated Loss Adjustment Expense, or otherwise, under this Agreement or any other Agreement previously, now or later in force between Reinsurer and Company, whether as ceding company, reinsurer or otherwise, shall be subject to the right of recoupment and offset and upon the exercise of the same, only the net balance shall be due. All claims for amounts of premium, commission, loss or Ultimate Net Loss, whether or not fixed in amount at the time of the insolvency of any party to this Agreement, arising from coverage placed in effect under this Agreement prior to the insolvency of any party to this Agreement shall be deemed pre-liquidation debts and subject to this Article. In the event of insolvency of Company, offset shall be in accord with applicable law.





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ARTICLE XI.  NOTICE OF LOSS

        Company shall furnish a quarterly loss bordereau to reinsurer within fifteen (15) days after the end of each quarter on formats mutually acceptable to Company and Reinsurer indicating as respects each loss:

         a)       Insured's name;
         b)       Policy number;
         c)       Claimant's name;
         d)       Loss Report Date;
         e) Outstanding Loss, Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense reserve;
         f) Paid Loss, Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense;
         g) Total Incurred Loss, Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense;

         The parties hereto agree and acknowledge that the responsibility for preparation of loss bordereau is with Manager pursuant to the Program Manager Agreement. Upon receipt of said loss bordereau, Company shall endeavor to furnish Reinsurer with a copy as soon as possible. When requested, Company will afford Reinsurer the opportunity to be associated with Company at the sole expense of Reinsurer in the defense of any claim or suit or proceeding and Company and Reinsurer shall cooperate in every respect in the defense of such claim, suit, or proceeding.

ARTICLE XII.  LOSS SETTLEMENTS

        All loss settlements made by Company or Manager, on its behalf, whether under the policy terms and conditions or by way of compromise shall be unconditionally binding upon Reinsurer. Loss settlements shall be payable in accordance with Article IX.

ARTICLE XIII.  TAXES

         Company shall not claim any deduction of the Reinsurance Premium under this Agreement when making tax returns, other than income or profits tax returns to any state, territory, or possession of the United States or the District of Columbia.


ARTICLE XIV.  CURRENCY

         All settlements of account between Company and Reinsurer shall be made in cash or its equivalent. Wherever the word "Dollars" and the sign "$" shall appear in or in connection with this Agreement, they shall be construed to mean United States Dollars unless clearly indicated to the contrary.


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ARTICLE XV.  THIRD PARTY BENEFICIARY

         Except as expressly provided for in Article XVI hereof, the provisions of this Agreement are intended solely for the benefit of Company and Reinsurer. Nothing in this Agreement shall in any manner create or be construed to create any obligations to or establish any rights against any party to this Agreement in favor of any other persons not party to this Agreement.

ARTICLE XVI.  ERRORS AND OMISSIONS

        Any inadvertent act, neglect, delay, omission, or error by either party to this Agreement, or by its representatives shall not be held to relieve either party to this Agreement from any liability that would attach to it under this Agreement if that act, neglect, delay, omission, or error had not been made, providing that act, neglect, delay, omission, or error is sought to be rectified after discovery.

ARTICLE XVII.  ACCESS TO RECORDS

         Reinsurer shall have the right at any reasonable time upon five (5) working days prior notice during or at any time after the expiration of this Agreement, and as frequently as deemed reasonably necessary by Reinsurer, to visit the offices of Company to inspect, examine, audit, and verify any of the policy or claim files ("records") relating to the business reinsured under this Agreement. Reinsurer shall have the right to make copies, at its own expense, or extracts of any records. Notwithstanding the above, Reinsurer shall not have any right of access to the records of Company if it is not current in all payments due to Company and Company shall have no right to reimbursement under this Agreement if it fails or refuses to provide the access required by this section other than by reason of Reinsurer's failure to pay. Reinsurer shall keep confidential all information and reports derived from the records of Company to which it has received access and shall not publish or communicate that information or report(s) to any other person or reinsurer without Company's express prior written consent. Reinsurer shall promptly upon Company's request deliver a complete copy of any report(s) concerning the records and information to which it has received access.

ARTICLE XVIII.  INSOLVENCY




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         In the event of the insolvency of Company, any sums due from
Reinsurer hereunder shall be payable immediately upon demand directly to the insolvent Company, or to its liquidator, receiver, conservator or statutory successor without diminution because of the insolvency of Company or because the liquidator, receiver, conservator or statutory successor of that Company has failed to pay all or a portion of any claim.

         The liquidator, receiver, conservator or statutory successor of Company shall give written notice to the Reinsurer of the pendency of a claim against Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem to be available to Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by Reinsurer shall be chargeable, subject to the approval of the court, against Company as part of the expense of conservation or liquidation to the extent of the benefit which may accrue to Company solely as a result of the defense undertaken by Reinsurer.

        Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as though such expense had been incurred by the Company.

        The reinsurance shall be payable by Reinsurer to Company or to its liquidator, receiver, conservator or statutory successor, except as provided by applicable Insurance Law, or except where Reinsurer with the consent of the direct insured or insureds have assumed such policy obligations of Company as direct obligations of Reinsurer to the payees under such policies and in substitution for the obligations of Company to such payees.






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ARTICLE XVII.  SECURITY AND UNAUTHORIZED REINSURANCE

         A. If Reinsurer is unauthorized or otherwise unqualified in any state or other United States jurisdiction, and if, without such security, a financial penalty to Company would result on any statement or report it is required to make or file with regulatory authorities, for reasons of Company's financial security and condition, Reinsurer will secure, at the inception hereof and within thirty (30) days after the end of each calendar quarter (but no later than December 31 of each year as respects the fourth quarter), its share of "obligations" under this Agreement in a manner, form and amount acceptable to Company and to all applicable regulatory authorities by either:

         1. In accordance with applicable law, including but not limited to, California Insurance Code Section 922.5(b) and California Insurance Bulletin 97-5 (the "Bulletin"), clean, irrevocable, and unconditional evergreen letter(s) of credit issued and confirmed, if confirmation is required by the applicable insurance regulatory authorities, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to Company and those insurance regulatory authorities; or

         2. In accordance with applicable law, including but not limited to, California Insurance Code Section 922.5(a) and the Bulletin, cash advances or funds withheld or a combination of both ("deposit of funds").

        The initial amount of this security shall be delivered to Company no later than the closing date of this Agreement. If Reinsurer fails to provide the security as required by this paragraph by the first December 15 following the closing date of this Agreement, or any anniversary thereof, Reinsurer will secure its obligations under this Agreement at a time, in a manner and form from among the above three options, and in an amount, all as designated by and acceptable to Company in its sole discretion and to insurance regulatory authorities.

         B. The "obligations" referred to herein shall mean the then current (as of the end of each calendar quarter) sum of:

         1. The amount of ceded unearned premium for which Reinsurer is responsible;

         2. The amount of paid losses and allocated loss adjustment expenses paid by Company for which Reinsurer is responsible but not yet recovered from the Reinsurer;

         3 The amount of ceded reserves for losses reported and outstanding, as well as for reserves for allocated loss adjustment expenses, for which Reinsurer is responsible;

         4. The amount of ceded reserves for the development of losses reported and outstanding, as well as for the development of allocated loss adjustment expense for which Reinsurer is responsible;


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         5.       The amount of ceded reserves for incurred but not reported losses for which Reinsurer is responsible; and

         6. The amount of return and refund premiums for which Reinsurer is responsible but not yet recovered from Reinsurer.

         C. Company, or its successors in interest may draw, at any time and from time to time upon the:

         1.       established letter of credit (or subsequent cash deposit);

         2.       established trust fund (or subsequent cash deposit); or

         3.       deposit of funds;

without diminution or restriction because of the insolvency of either Company or Reinsurer for one or more of the following purposes:

         a. To make payment to and reimburse Company for Reinsurer's share of paid loss and allocated loss adjustment expense paid by Company under its "subject policies" and for which Reinsurer is responsible under this Agreement that is due to Company but unpaid by Reinsurer;

         b. To make payments to Reinsurer of any amounts held thereby that exceed the amount required to fund Reinsurer's "obligations" under this Agreement provided that if a trust fund is applicable, only the excess of one hundred two (102%) percent of the amount required to fund Reinsurer's "obligations" may be released;

         c. To make payment to and reimburse Company for other amounts due Company under this Agreement from Reinsurer, including but not limited to, Reinsurer's share of premium refunds and returns;

         d. To obtain a cash deposit of the entire amount of the remaining balance under the established letter of credit or established trust fund ("cash deposit") in the event that Company:

                    (i) has received notice of non-renewal or expiration of the letter of credit or trust fund;

                    (ii) has not received assurances satisfactory to Company of any required increase in the amount of the trust fund or letter of credit, or its replacement or other continuation of the letter of credit at least thirty (30) days before its stated expiration date;


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                    (iii) has been made aware that others may attempt to attach or otherwise place in jeopardy the security represented by the letter of credit or trust fund; or

                    (iv) has concluded that the trustee or issuing (or confirming) bank's financial condition is such that the security represented by the trust fund or letter of credit may be in jeopardy; and

          e. any other amounts necessary to secure the credit or reduction from liability for reinsurance taken by company.

and under any of those circumstances where Reinsurer's entire "obligations" or part thereof, under this Agreement remain unliquidated and undischarged at least thirty (30) days prior to the stated expiration date or at the time Company learns of the possible jeopardy to the security represented by the letter of credit or trust fund.

        D. If Company draws on the letter of credit or trust fund to obtain a cash deposit, Company shall hold the amount of the cash deposit so obtained in the name of Company in any solvent United States Bank or Trust Company that is a member of the Federal Reserve System and insured by the Federal Deposit Insurance Corporation in trust solely to secure the "obligations" referred to above and for the use and purposes enumerated above and to return any balance thereof to Reinsurer:

         (1) upon the complete and final liquidation and discharge of all of Reinsurer's obligations to Company under this Agreement; or

         (2) in the event Reinsurer subsequently provides alternate or replacement security consistent with the terms hereof and acceptable to Company.

        E. Company will prepare and forward at least quarterly to Reinsurer a statement for the purposes of this Article, showing Reinsurer's share of "obligations" as set forth above. If Reinsurer's share thereof exceeds the then existing balance of the security provided, Reinsurer shall, within fifteen (15) days of receipt of Company's statement, but never later than December 31 of any year, increase the amount of the deposit of funds, the trust fund, the letter of credit, or the cash deposit to the required amount of Reinsurer's share of "obligations" set forth in Company's statement.

        Subject to the one hundred two percent (102%) restraints with respect to trust funds, if Reinsurer's share thereof is less than the then existing balance of the deposit of funds, trust account, letter of credit, or cash deposit as provided for above, Company will release the excess thereof to Reinsurer upon Reinsurer's written request.


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         F. Reinsurer shall not attempt to prevent Company from holding the deposit of funds, drawing on the letter of credit or trust fund or holding the cash deposit so long as Company is acting in accordance with this Article.

         G. The assets deposited in the trust fund shall be valued according to their current fair market value and shall consist only of cash (U.S. legal tender), certificates of deposit issued by a United States Bank and payable in cash, and investments of the types permissible for such deposits under the California Insurance Law. Investments issued by the parent, subsidiary, or affiliate of either Company or Reinsurer shall not be eligible investments. All assets so deposited shall be accompanied by all necessary assignments, endorsements in blank, or transfer of legal title to the trustee in order that Company may negotiate any such assets without the requirement of consent or signature from Reinsurer or any other entity.

         H. All settlements of account between Company and Reinsurer shall be made in cash or its equivalent.

         I. Company's "successors in interest" shall include those by operation of law, including without limitation, any liquidator, rehabilitator, receiver, or conservator.

         J. Any income earned and received by the amount held in a trust fund shall be added to the principal thereof.

         K. Reinsurer will take any other reasonable steps that may be required for Company to take full credit on its statutory financial statements for the reinsurance provided by this Agreement.

         L. To the extent that any provisions of this Article XVIII conflict with the requirements of California law, including the Bulletin, such conflicting provisions or the appropriate portions thereof shall be superseded and replaced by such law or the Bulletin, as the case may be, and shall be incorporated herein by this reference.

ARTICLE XX.  ARBITRATION.

         With the exception of any dispute subject to resolution pursuant to
Article VI, any and all disputes between Company and Reinsurer arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement (hereinafter "Disputes"), shall be resolved in accordance with a two-step dispute resolution process involving, first, mediation before a mediator mutually acceptable to the parties, followed, if necessary, by final and binding arbitration before a board of arbitration composed of two arbitrators and an umpire ("Board"), which may or may not include the mediator, or if requested by either party, another Board. The parties confirm that by agreeing to this dispute resolution process, they intend to and do waive their right to have any dispute decided in court by a judge or jury. All proceedings pursuant to this Article XX shall take place in Los Angeles, California.

         In the event any Dispute is not resolved by an informal negotiation between the parties within thirty (30) days after either party receives written notice from the other party that a Dispute exists, the matter shall be referred to the Los Angeles, California offices of the American Arbitration Association ("AAA") for an informal, non-binding mediation consisting of one or more conferences between the parties in which a mediator will seek to guide the parties to a resolution of the Disputes. The parties shall select a mutually acceptable neutral mediator meeting the qualifications set forth in clause (B) below. In the event the parties cannot agree on a mediator, the Administrator of AAA will appoint a mediator meeting such qualifications. The mediation process shall begin on a date mutually agreed upon by the parties and mediator or, in the event the parties cannot agree on a date, the mediator shall select a date. The mediation process shall continue until the earliest to occur of the following: (i) the Disputes are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty
(30) days have elapsed since the Dispute was first scheduled for mediation.

         Should any disputes remain after the completion of the mediation process described above, the parties agree to submit all remaining Disputes to final and binding arbitration administered by AAA in accordance with the then-existing AAA Commercial Arbitration Rules. Neither party nor the Board shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as follows:

         (A) Submission to Arbitration. Within thirty (30) days of the termination of mediation proceedings pursuant to this Article XX, each party shall notify the other of the name of its appointed arbitrator. Either party may appoint the mediator as its appointed arbitrator.




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
         (B) Arbitration Board Membership. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or retired lawyers, familiar with insurance and reinsurance, or active or retired officers of property-casualty insurance companies, reinsurance companies, or Lloyds Underwriters. Company and Reinsurer as aforesaid shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. As time is of the essence, if either party fails to appoint its arbitrator within thirty (30) day period described above, the other party is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request the AAA to appoint an umpire for the arbitration with the qualifications set forth above in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications, the umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

         (C) Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority, and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

         (D) Arbitration Award. The Board shall take such steps as may be necessary to hold a private hearing within one hundred twenty (120) days of the submission of the Disputes to arbitration and to conclude such hearing within three (3) days. The Board shall make a decision and award with regard to the terms of this Agreement, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the property and casualty insurance and reinsurance business which decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and in which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding. Either party may apply to a court of competent jurisdiction for an order confirming any decision and the award; a judgment of that court shall thereupon be entered on an decision or award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may award interest at a rate of one hundred (100) basis points above the prime rate as published in the Wall Street Journal on the date of the award of the Board calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party but may not award punitive, exemplary, or treble damages.

        (E) Arbitration Expense. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.

        (F) Evidence. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents, and as witnesses to the arbitration those of its employees, those of its affiliates, and those of any intermediary or underwriting manager as any other participating party reasonably requests, providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, prehearing discovery may be conducted as the umpire shall determine in his/her sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The umpire shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board and the umpire shall have the authority to issue subpoenas and other orders to enforce their decisions.

        (G) Equitable Relief. Nothing herein shall be construed to prevent any participating party from applying to a federal district court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the "status quo" of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

        Each of the parties hereto expressly and unequivocally agrees to waive it right to recover punitive or exemplary damages in connection with any claim arising out of, in connection with, or in relation to this Agreement.

        The dispute resolution process set forth in this Article XX shall survive the termination of this Agreement.

        Any and all matters related to the arbitration, including all discovery and all evidence presented at the arbitration hearing, shall be treated as strictly confidential by the parties and arbitrator. The award or decision of the Board shall not be disclosed to any other party, except as may be required by law or as may be needed to confirm or enforce this award, or upon the written consent of all parties.

ARTICLE XXI.  SALVAGE AND SUBROGATION

        Reinsurer shall be credited with its proportional share of subrogation and salvage (i.e., reimbursement obtained or recoveries made by Company, less the actual cost, excluding salaries of officers and employees of Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recoveries) on any claims or settlements involving this reinsurance. Subrogation and salvage shall always be used to reimburse the excess reinsurers in the reverse order of their priority according to their participation in the loss before being used in any way to reimburse Company for its portion of the loss under its retention.

        Company shall reasonably enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by Reinsurer, and to reasonably prosecute all claims arising out of those rights. In the event Company shall unreasonably refuse or neglect to enforce its rights to salvage or subrogation, Reinsurer is authorized and empowered to bring any appropriate action in the name of Company or its policyholder or otherwise to enforce those rights and Company shall cooperate fully with Reinsurer in enforcing those rights. Company and Reinsurer shall share in the cost and expense of any unsuccessful salvage or subrogation efforts in the same proportion that Company and Reinsurer shared the loss giving rise to those salvage or subrogation efforts.

ARTICLE XXII.  OTHER TERMS AND CONDITIONS

        A. Waiver. The failure of Company or Reinsurer to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein nor stop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a remedy in the future.

        B. Conflict with Law and Severability . If any provisions of this Agreement should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Agreement.

       C. Headings. The headings preceding the text of the Articles and paragraphs of this Agreement are intended and inserted solely for the convenience of references and shall not affect the meaning, interpretation, construction or effect of this Agreement.

        D. Assignment. This Agreement shall be binding upon, and inure to the benefit of, Company and Reinsurer and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either Company or Reinsurer without the prior written consent the other.

        E. Governing Law. This Agreement shall be governed as to performance, administration, and interpretation by the laws of the State of California, exclusive of its rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the rules of all applicable states shall apply.

        F. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft shall have been prepared by Reinsurer shall not give rise to any presumption for or against any party to this Agreement or be used in any form in the construction or interpretation of this Agreement or any of its provisions.

         G. Notices. Wherever written notice is required under this Agreement, it shall be in writing and either delivered personally or sent by certified mail, return receipt requested, to the addresses indicated below.

To Company:

         Fremont Indemnity Company
         c/o Fremont General Corporation
         2020 Santa Monica Boulevard
         Santa Monica, California 90404
         Attention:      Alan W. Faigin, Esq.
                         Secretary and General Counsel
         FAX: (310) 315-5593

To Reinsurer:

         SCPIE Indemnity Company
         9441 West Olympic Boulevard
         Beverly Hills, California 90212
         Attention:      Donald J. Zuk
                         President and Chief Executive Officer
         FAX: (310) 551-5924

        All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

        H. Entire Agreement. Except for that certain Assumption Reinsurance Agreement and the Claims Service Agreement of even date herewith between Company and SCPIE Management Services, Inc., this Agreement supersedes and merges with any and all previous agreements, whether written or oral, between Company and Reinsurer, or their predecessors with respect to this reinsurance of the Company by Reinsurer commencing January 1, 1998 and constitutes the full and complete Agreement between the parties with respect to that reinsurance. No amendment to this Agreement shall be valid unless in writing and signed by both parties.

        I. Run-off. Notwithstanding anything in this Agreement to the Contrary, Company retains liability as specified in Section 9.4 of the Asset Purchase Agreement.


ARTICLE XXI.  INTERMEDIARY CLAUSE

         There is no Intermediary for this Agreement.


                  IN WITNESS WHEREOF, Company and Reinsurer intending to be bound have caused this Agreement to be executed by their duly authorized representatives on the dates set forth next to their names below.

COMPANY:

Fremont Indemnity Company

By:  /s/
    ------------------------------------

Title:  V.P. and Asst. Sec.
       ---------------------------------

Date:  12-30-97
      ----------------------------------

REINSURER.

American Healthcare Indemnity Company

By:  /s/
    ------------------------------------

Title:  President & CEO
       ---------------------------------

Date:  12-30-97
      ----------------------------------





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